RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------------
                                                       1998        1997        1996        1995         1994
                                                     ---------   ---------   ---------    --------    ---------
(IN THOUSANDS)
Earnings (loss) from continuing operations
  before income taxes and extraordinary items        $  16,712   $  38,906    $ 29,019    $ 24,928     $ 25,233
Fixed interest charges                                 153,930     117,048      77,637      67,087       42,491
                                                     ---------   ---------    --------    --------     --------
Earnings (loss):
  Including fixed interest charges                     170,642     155,954     106,656      92,015       67,724
  Excluding interest expense on deposits               103,928      87,723      52,010      45,369       36,078
Fixed interest charges excluding interest
  expense on deposits                                   87,216      48,817      22,991      20,441       10,845
Ratios:
Earnings including fixed interest charges
  to fixed interest charges                               1.11        1.33        1.37        1.37         1.59
Earnings to fixed interest excluding
  interest on deposits                                    1.19        1.80        2.26        2.22         3.33
Dollar deficiency of earnings to fixed
  interest charges                                    $   0.00    $   0.00     $  0.00     $  0.00      $  0.00
                                                      ========    ========     =======     =======      =======
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